EXHIBIT 23.1

CONSENT OF DELOITTE & TOUCHE LLP

We consent to the incorporation by reference in Registration Statement Nos. 333-57163, 333-00333, 333-21815, 333-47369, 333-68969, 333-82935, 333-38616, 333-53180, 333-97599, 333-101440, and 333-100755 of Symmetricom, Inc. on Form S-8 of our report dated August 6, 2003 (which expresses an unqualified opinion and includes an explanatory paragraph concerning the change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142) appearing in this annual report on Form 10-K of Symmetricom, Inc. for the year ended June 30, 2003.

/s/    DELOITTE & TOUCHE LLP

San Jose, California

September 22, 2003